Credit Suisse Asset Management Income Fund
10f-3 Transactions
"For the Period January 1, 2002 through June 30, 2002"


Date	Security				Broker 		Price 	Par (000)	% of Offering	% of Assets	Syndicate Member

1/11/02	"Rural Cellular Corp., 144A"
	"9.75%, 01/15/10"				Grantchester
					"Securities, Inc."		100	" 1,550 "	0.5200%	0.0700%	CSFB

1/11/02	"AMC Entertainment, 144A"
	"9.875%, 02/01/12"				Salomon Brothers		98.436	" 1,650 "	0.9400%	0.0700%	CSFB

5/17/02	"Jorgensen Earle M., 144A"
	"9.75%, 06/01/12"				JP Morgan Chase		100	 400 	0.1000%	0.0200%	CSFB

6/7/02	"IESI Corp., 144A W Reg/Rts"
	"10.25%, 06/15/12"				Salomon Brothers		100	" 2,000 "	0.1000%	0.0200%	CSFB

6/7/02	"Metaldyne Corp., 144A W Reg/Rts"
	"11.00%, 06/15/02"				JP Morgan Chase		100	" 1,200 "	0.1000%	0.0400%	CSFB

6/21/02	"Buffets Inc, 144A"
	"11.25%, 07/15/10"				"Fleet Securities, Inc."		96.181	 500 	0.1000%	0.0200%	CSFB

6/27/02	Republic of Poland
	"6.25%, 07/03/12"				JP Morgan Chase		99.2	" 1,800 "	0.1000%	0.0900%	CSFB

"""        """